EXHIBIT 99.2

March 15, 2005

To: Arnold Lippa, CEO & Chairman

Dear Arnold:

This will serve as my notice of resignation from the board of directors effective at the end of today. As I indicated I would when I gave my notice in October 2003 to resign as president in March 2004, I have, with pleasure, remained on the board throughout at least 2004. But at 72, I feel it is time to step down and travel and accomplish some other things Blanca and I have planned.

As I look back to our start nearly ten years ago, and to where the company is today, I continue to be amazed that really hard work has in fact paid off. It has been my privilege to have worked with such loyal and talented people. I also gratefully acknowledge the support of our board of directors, partners and investors along the way.

Arnold, I will especially miss seeing you on a regular basis. You have been a true partner. You and the other executive staff and directors are welcome to call upon me at any time, at any place, for any reason, and I will help in any way I can. All have my very best wishes for continued success.

Sincerely;

Bernard Beer